Exhibit 10.21

October 29, 2011

Eric Bouvier

5 Rue Joseph Folliet

69009 Lyon

France

Re:	Employment Agreement

Dear Eric:

On behalf of BG Medicine, Inc. (the “Company”), and the entire Board of Directors of the Company (the “Board”), I am delighted to make this conditional offer of employment with the Company. This offer letter agreement (the “Agreement”) describes the terms and conditions of your employment, subject to the condition described in Section 1 below.

1. Start Date; Conditions. Your start date with the Company shall be on the date in January 2012 set by the Executive Chairman of the Company (the “Start Date”). This Agreement is expressly subject to, and effective only upon, your receipt of such H-1B visa. If you have not received your H-1B visa by January 31, 2012 (the “Visa Deadline”), then all of the provisions of this Agreement, including, but not limited to, the conditional offer of employment contained herein, shall be terminated and of no further force and effect, without any liability to either you or the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, extend the Visa Deadline to a later date, and shall notify you in writing if such extension is granted. You agree to cooperate with the Company, and otherwise comply with all reasonable requests from the Company, related to the application and receipt of your H-1B visa. The Company shall pay all legal costs and United States government filing fees associated with securing an approved H-1B visa for you.

2. Position.

a. Position and Responsibilities. Upon your Start Date, your initial position shall be President and Chief Executive Officer, reporting to the Board. During your employment with the Company, your duties are, of course, subject to change, and you shall also be expected to perform such other or different services for the Company, including broader corporate responsibilities, as may be assigned to you from time to time by the Board. You agree to discharge such duties faithfully and diligently and shall dedicate your full business time to the business and affairs of the Company.

b. Limitation on Outside Activities. While you are employed hereunder, you shall not undertake any other employment, consultancy, directorship or other work engagement with any person or entity without the prior written consent of the Board, provided that nothing contained in this paragraph shall prevent or limit your right to manage your personal investments on your own personal time, including, without limitation, the right to make passive investments in the securities of: (i) any entity which you do not control, directly or indirectly, and which does not compete with the Company, or (ii) any publicly held entity so long as your aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. Additionally, so long as such activities do not interfere with your performance of your duties hereunder (including the devotion of business time and energies to the business and affairs of the Company, as described above), you also may participate in civic and charitable activities, but shall not serve in any official capacity, including as a member of a board, without the prior written approval of the Board.

c. At-Will Employment. This Agreement and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company. No provision of this Agreement shall be construed to create an express or implied promise of employment for any specific period of time. As is generally true for Company employees, you shall be employed on an at-will basis, which means that neither you nor the Company are guaranteeing this employment relationship for a certain time period. Either of the parties hereto may choose to end the employment relationship at any time, for any reason, with or without notice, subject to the provisions hereof. Other than the terms of this Agreement, the Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy), at any time, in its sole and absolute discretion and without notice.

3. Compensation.

a. Salary. Your initial base pay shall be at a rate of $16,666.66 on a semi-monthly basis ($400,000 on an annualized basis), minus customary deductions for federal and state taxes and the like, and payable in equal periodic installments in accordance with the Company’s normal payroll practices. Your salary shall be subject to annual performance review and adjustment, in the Company’s sole discretion. You understand and acknowledge that the annualized amount of this salary is set forth as a matter of convenience and does not constitute nor shall be deemed to constitute an agreement by the Company to employ you for any specific period of time.

b. Annual Performance Bonus. You shall also be eligible to receive an annual bonus of up to fifty percent (50%) of your base salary, payable upon the achievement, as determined by the Board, of specific milestones to be mutually agreed upon by you and the Board in writing on an annual basis. The annual bonus, if any, shall be paid to you no later than March 15th of the calendar year immediately following the calendar year in which it was earned. You must be employed by the Company at the time that any such annual bonus is paid in order to be eligible for and have earned any such annual bonus.

c. Stock Options. Subject to the terms of and contingent upon your execution of a stock option agreement (the “Option Agreement”), and subject to Board approval, you shall be granted, on or about the Start Date, an option to purchase 725,675 shares of common stock of the Company, at an exercise price equal to the closing price of the Company’s common stock on the date of grant. The option shall vest 25% on the first anniversary of the Start Date and thereafter the remaining 75% shall vest in equal installments on a quarterly basis during a period of three years following such first anniversary, provided that you remain employed by the Company as of each vesting date. The option is intended as an inducement grant pursuant to the parameters set forth in Nasdaq Rule 5635(c)(4), which, in this case, provides an exception to the stockholder approval requirements for the grant of non-qualified stock options outside the Company’s 2010 Employee, Director and Consultant Stock Plan (the “Stock Plan”).

d. Benefits. You shall be eligible to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure. Summaries of each of the Company’s benefit plans are available to you. Any descriptions of benefits and other compensation arrangements set forth herein are meant to be summary in form and may be subject to change. If any benefit is provided pursuant to a benefit plan, the terms of that plan shall control. Notwithstanding the foregoing, the parties acknowledge and agree that you shall have expatriate status. Accordingly, the Company shall do the following while you remain employed by the Company pursuant to the terms hereof: (a) provided that you meet all conditions and are eligible for health insurance benefits with Previnter and the Caisse des Français à l’étranger, the Company shall pay the premiums for such health insurance benefits on your behalf directly to Previnter and the Caisse des Français à l’étranger for such health insurance benefits as are commensurate with your existing health insurance benefits; (b) provided that you meet all conditions and are eligible for pension benefits with CFE, the Company shall contribute the base amount of contribution to CFE on your behalf on an annual calendar basis, beginning with the contribution for the calendar year 20121/; and (c) provided that you meet all conditions and are eligible for pension benefits with Taitbout: (i) for the calendar year 2012, the Company shall contribute the basic cap amount (plafond de la tranche A, or “Tranche A” amount) and the additional cap amount (plafond de la tranche B, or “Tranche B” amount) on your behalf, directly to Taitbout2/; and (ii) for each calendar year beginning with the calendar year 2013, with respect to any additional payments on your behalf directly to Taitbout in addition to the payment described in clause (b) above, the Company shall contribute an amount to be determined by the Compensation Committee of the Board in its sole discretion. Notwithstanding the foregoing, if you elect to participate in the Company’s 401(k) program and if the Company is obligated to provide you with a “match” contribution, then the amount of such “match” (on a calendar year basis) shall be deducted directly from any amounts the Company contributes to Taitbout (on a calendar year basis) under clauses (b) and (c) hereof. You acknowledge and agree that you may be subject to social and fiscal charges by French taxing authorities based on the above-described contributions by the Company, and that the Company makes no guarantee of French and U.S. tax consequences to you or the tax withholding obligation of the Company.

1/	The parties acknowledge and agree that such contribution amount to CFE is 6,055.94€ for the calendar year 2011, but that such amount may differ slightly in future years.
2/	The parties acknowledge and agree that such amount is 24,878.45€ for the calendar year 2011, but that such amount may differ slightly in the calendar year 2012.

In addition to the above, in each calendar year you shall be eligible to receive four (4) weeks vacation and up to twelve (12) holidays, as set by the Company and subject to the Company’s vacation and holiday policies as in effect from time to time. Such time off should be scheduled to minimize disruption to the Company’s operations. These benefits, of course, may be modified, changed or eliminated, from time to time, at the sole discretion of the Company, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.

e. Reimbursements. The Company shall reimburse you for all ordinary, reasonable and documented out-of-pocket business expenses incurred by you in furtherance of Company business in accordance with the Company’s policies with respect thereto as in effect from time to time. You must submit any request for reimbursement no later than thirty (30) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and any successor statute, regulation and guidance thereto (“Section 409A of the Code”) including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

4. Severance Pay and Benefits upon Termination of Employment.

a. Termination Other Than for Cause, Death or Disability. Should the Company involuntarily terminate your employment for reasons other than for “Cause” or “Disability” (as these terms are defined in the Stock Plan) or death, and conditioned upon your execution and non-revocation of a separation agreement which shall contain, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees, in a form satisfactory to the Company, and upon your compliance with your obligations set forth in your Non-Competition, Confidentiality and Intellectual Property Agreement (the “Confidentiality Agreement”, as described in Section 7 below), then the Company shall provide you with: (i) payments equal to nine (9) months of your then current base salary, payable in equal periodic installments over nine (9) months in accordance with the Company’s normal payroll practices; and (ii) if the Company is subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law and if you properly elect to receive benefits under COBRA, nine (9) months of your COBRA premiums at the Company’s normal rate of contribution for employees for your coverage at the level in effect immediately prior to your termination. If you are entitled to the payments and benefits described in this paragraph (a), then you shall not be entitled to the payments and benefits described in paragraph (b) below.

b. Termination Other Than for Cause, Death or Disability Following a Change of Control. Should the Company involuntarily terminate your employment within twelve (12) months following the consummation of a “Change of Control” (as defined below) for reasons other than for “Cause” or “Disability” (as these terms are defined in the Stock Plan) or death, and conditioned upon your execution of a separation agreement which shall contain, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees, in a form satisfactory to the Company, and upon your compliance with your obligations set forth in the Confidentiality Agreement, then: (i) the Company shall provide you with payments equal to twelve (12) months of your then current base salary, payable in equal periodic installments over twelve (12) months in accordance with the Company’s normal payroll practices; (ii) if the Company is subject to COBRA or similar state law and if you properly elect to receive benefits under COBRA, then the Company shall provide you with twelve (12) months of your COBRA premiums at the Company’s normal rate of contribution for employees for your coverage at the level in effect immediately prior to your termination; and (iii) an amount of your unvested option shares, equal to the amount in which you would have vested had you remained employed with the Company for a period of twelve (12) months following the date of termination, shall become immediately vested and exercisable, subject to the specific terms and conditions of the Stock Plan, which, in the case of inconsistency, shall govern. If you are entitled to the payments and benefits described in this paragraph (b), then you shall not be entitled to the payments and benefits described in paragraph (a) above.

c. Any severance payments paid under this Section 4 shall commence on the sixtieth (60th) day following your separation from service, provided that, as stated above: (i) you sign and do not revoke the above-referenced separation agreement (which shall be provided to you within five (5) days following a qualifying separation from employment), and (ii) you continue to comply with the Confidentiality Agreement.

d. For purposes of this Agreement, “Change of Control” means:

(i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or

(ii) Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval.

(iii) “Change of Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences under Section 409A.

e. Nothing in this Section 4 shall alter your status as an at-will employee.

5. Certifications by You. By signing this Agreement, you are certifying to the Company that (a) your employment with the Company does not, and shall not, require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements, including, without limitation, confidentiality, non-competition and non-solicitation agreements, with previous employers that are in conflict with your obligations to the Company); (b) to the extent you are subject to restrictive agreements, including, without limitation, confidentiality, non-competition and non-solicitation agreements, with any prior employer that may affect your employment with the Company, you have provided the Company with a copy of any such agreements; (c) your employment with the Company does not violate any order, judgment or injunction applicable to you, and you have provided the Company with a copy of any such order, judgment, injunction or agreement which may be applicable to you; and (d) all facts you have presented or shall present to the Company are accurate and true, including, but not limited to, all oral and written statements you have made to the Company pertaining to your education, training, qualifications, licensing and prior work experience on any job application, resume or c.v., or in any interview or discussion with the Company. Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information, and expects that you shall abide by restrictive covenants to prior employers.

6. Required I-9 Documentation. For purposes of completing the INS I-9 form, you must provide the Company with sufficient documentation to demonstrate your eligibility to work in the United States on or before your first day of employment. If you have any questions about what documentation you must provide, please contact Stacie Rader, Senior Vice President, Executive Operations and Human Resources. As stated in Section 1 above, your employment with the Company is conditioned on your eligibility to work in the United States and specifically on your receipt of an H-1B visa. As also stated above, the Company shall pay all legal costs and United States government filing fees associated with securing an approved H-1B visa for you.

7. Non-Competition, Confidentiality and Intellectual Property and Other Obligations by You. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Moreover, as part of your employment with the Company, you have been and shall be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and prospective clients. As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your employment, to enter into the enclosed Confidentiality Agreement. You must sign and return the Confidentiality Agreement before beginning your employment with the Company. Prior to accepting employment with any subsequent employer, you shall inform any such employer of any restrictions set forth herein which apply in any way to your activities for or employment by such employer.

8. Certain Events. In the event you receive payment pursuant to this Agreement and the Company (or its successor) is later required to restate its financial statements due in whole or in part to fraud or misconduct attributed to you, then you shall promptly repay to the Company (or its successor) any such amounts you received that were based in whole or part on the financial statements that were required to be restated and you shall not be entitled to any further payments that are based in whole or part on the financial statements that were required to be restated. In addition, your bonuses and other incentive-based compensation and profits on stock sales shall be subject to potential disgorgement pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

9. Compliance with Section 409A and 280G of the Code.

a. Notwithstanding any other provision of this Agreement to the contrary, if any amount (including imputed income) to be paid to you pursuant to this Agreement as a result of your termination of employment is “deferred compensation” subject to Section 409A of the Code, and if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first six (6)-month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since your termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 9.a. shall be paid in a lump sum on the first business day after six (6) months have elapsed since your termination of employment. Any other payments shall be made according to the original schedule provided for herein.

b. If any of the benefits set forth in this Agreement are “deferred compensation” under Section 409A of the Code, then any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a “separation from service” under Section 409A of the Code (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any benefits payable under this Agreement that constitute “deferred compensation” under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a “separation from service” under Section 409A of the Code. For purposes of clarification, this Section 9.b. shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs.

c. It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

d. Notwithstanding any other provision of this Agreement to the contrary, the Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A of the Code. Any provision inconsistent with Section 409A of the Code shall be read out of the Agreement. For purposes of clarification, this Section 9.d. shall be a rule of construction and interpretation and nothing in this Section 9.d. shall cause a forfeiture of benefits on the part of you.

e. If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Internal Revenue Code of 1986, as amended and any successor statute, regulation and guidance thereto (“Section 280G of the Code”); and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

f. You acknowledge and agree that the Company does not guarantee any specific tax treatment or tax consequences associated with any payment or benefit arising under this Agreement or otherwise with respect to your employment or termination thereof, including, but not limited to, consequences related to Section 409A or Section 280G of the Code, and that you shall be solely responsible for same.

10. General.

a. Integration. This Agreement, together with the Confidentiality Agreement, the Interview Confidentiality Agreement with the Company dated on the same date hereof, the Stock Plan and the Option Agreement, and any other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

b. Modification; Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

c. Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company shall be void.

d. Choice of Law; Jurisdiction; Waiver of Jury Trial. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof. By accepting this Agreement and offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts, and shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

e. Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to you shall be sent to your last known address in the Company’s records or such other address as you may specify in writing. Notices to the Company shall be sent to:

Attention: Chair, Board of Directors

B.G. Medicine, Inc.

610N Lincoln Street

Waltham, MA 02451

or to such other Company representative as the Company may specify in writing, with a copy to

William T. Whelan, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, MA 02111

f. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

The conditional offer of employment contained in this Agreement shall remain open through October 31, 2011, unless sooner revoked by the Company. As stated in Section 1 above, this Agreement is expressly subject to, and effective only upon, your receipt of an H-1B visa. If you have not received your H-1B visa by the Visa Deadline, then all of the provisions of this Agreement, including, but not limited to, the conditional offer of employment contained herein, shall be terminated and of no further force and effect, without any liability to either you or the Company.

[Signature Page to Follow]

Please acknowledge acceptance of this Agreement by signing, dating, and indicating your start date below. Keep one copy for your files and return one executed copy to Stacie Rader, Senior Vice President, Executive Operations and Human Resources.

Eric, we look forward to having you on the team.

Very truly yours,

BG Medicine, Inc.

By:	/s/ Stéphane Bancel

Stéphane Bancel
Executive Chairman, Board of Directors,
BG Medicine, Inc.

Accepted and Agreed:

/s/ Eric Bouvier
Eric Bouvier

29 October, 2011
Date

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